                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED AUGUST 5, 1999)

                                                        Filed Pursuant to
                                                     Rule 424(b)(3) and (c)
                                                 Commission File No. 333-83315



                               THE viaLINK COMPANY

                           [The viaLink Company Logo]


                                112,500 SHARES OF
                                  COMMON STOCK

                                  ------------




RECENT DEVELOPMENTS

The viaLink Company's prospectus dated August 5, 1999 is hereby supplemented by including therein viaLink's current report on Form 8-K dated October 4, 1999, a copy of which is attached to this prospectus supplement.










                                  ------------


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 22, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   October 4, 1999
                                                --------------------------------


                               The viaLink Company
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Oklahoma                    333-69319                  73-1247666
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)


         13800 Benson Road, Suite 100, Edmond, Oklahoma            73013
--------------------------------------------------------------------------------
           (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code        (405) 936-2500
                                                  ------------------------------

                                      N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events.

Redemption of Redeemable Common Stock Purchase Warrants

        On October 4, 1999, we sent a Notice of Redemption of Redeemable Common Stock Purchase Warrants of viaLink Company to the holders of our Redeemable Common Stock Purchase Warrants. This notice set the redemption date of November 5, 1999, at which time we will redeem all outstanding redeemable warrants at a redemption price of $0.125 per redeemable warrant. The redeemable warrants are exercisable to purchase shares of our common stock at a price of $5.00 per share until 5:00 p.m. (New York, New York time) on November 4, 1999. The notice which was mailed to the holders of the redeemable warrants is attached hereto as
Exhibit 99.1.



Item 7. Financial Statements and Exhibits.

        (c) Exhibits.

            99.1 Notice of Redemption of Redeemable Common Stock Purchase Warrants of The viaLink Company

                                   SIGNATURES*

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                       The viaLink Company
                                                    --------------------------
                                                          (Registrant)

           October 19, 1999                           /s/ Lewis B. Kilbourne
------------------------------------------          --------------------------
                Date                                  Lewis B. Kilbourne
                                                      Chief Executive Officer

                               INDEX TO EXHIBITS



    EXHIBIT
    NUMBER     DESCRIPTION
    -------    -----------

     99.1 Notice of Redemption of Redeemable Common Stock Purchase Warrants of The viaLink Company

                                                                    EXHIBIT 99.1


                               THE VIALINK COMPANY
                                13800 BENSON ROAD
                           EDMOND OKLAHOMA 73013-6417

                             NOTICE OF REDEMPTION OF
                    REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                             OF THE VIALINK COMPANY


                                                                 October 5, 1999

To the Holders of Redeemable Common Stock Purchase
         Warrants of The viaLink Company:

                  Notice is hereby given that on November 5, 1999 The viaLink Company ("viaLink") will redeem all of its outstanding redeemable common stock purchase warrants (the "Redeemable Warrants") at a redemption price of $0.125 per Redeemable Warrant. Each Redeemable Warrant entitles its holder to purchase one share of viaLink common stock at an exercise price of $5.00 per share. The Redeemable Warrants are traded on the Nasdaq SmallCap Market under the symbol "IQIQW."

                  The Redeemable Warrants may be exercised upon surrender of the warrant certificate evidencing the Redeemable Warrants by 5:00 p.m. (New York, New York time) by November 4, 1999, the business day preceding the redemption date, at the offices of UMB Bank, N.A., 928 Grand Boulevard, P.O. Box 410064, Kansas City, Missouri, 64141-0064; Attention: Shareholder Relations, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment in full of the exercise price (BY CERTIFIED CHECK PAYABLE TO THE ORDER OF UMB BANK, N.A.) for the number of Redeemable Warrants exercised.

         ANY RIGHT TO EXERCISE A REDEEMABLE WARRANT SHALL TERMINATE AT 5:00 P.M. (NEW YORK, NEW YORK TIME) ON NOVEMBER 4, 1999, THE BUSINESS DAY PRECEDING THE REDEMPTION DATE. ON AND AFTER NOVEMBER 5, 1999, HOLDERS OF THE REDEEMABLE WARRANTS SHALL HAVE NO FURTHER RIGHTS WITH RESPECT TO THE REDEEMABLE WARRANTS EXCEPT TO RECEIVE, UPON SURRENDER OF THE REDEEMABLE WARRANT, THE REDEMPTION PRICE.

                  From and after November 5, 1999, viaLink shall, upon presentation and surrender to UMB Bank, N.A., the warrant agent, at 928 Grand Boulevard, P.O. Box 410064, Kansas City, Missouri, 64141-0064, Attention:
Shareholder Relations, by or on behalf of the registered holder of certificates evidencing Redeemable Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such holder a sum in cash equal to the redemption price of each Redeemable Warrant redeemed.




                                     (Over)

                  In summary, the holders of Redeemable Warrants have the following three alternatives available to them:

                  o By November 4, 1999, exercise the Redeemable Warrants in accordance with the above instructions (i.e., you will send a certified check for the total of $5.00 times the number of Redeemable Warrants you choose to exercise);

                  o After November 4, 1999, submit the Redeemable Warrants for redemption in accordance with the above instructions (you will receive $0.125 per Redeemable Warrant that is redeemed); or

                  o Sell the Redeemable Warrants in the Nasdaq SmallCap Market. The Redeemable Warrants trade under the symbol "IQIQW."

                  Accompanying this notice are copies of (i) viaLink's Prospectus dated June 24, 1999 relating to the issuance of shares of viaLink common stock upon exercise of the Redeemable Warrants and certain other warrants and (ii) viaLink's Prospectus Supplement dated August 20, 1999, which supplements the June 24, 1999 Prospectus.

                  If you have any questions regarding the procedures for redemption or exercise of the Redeemable Warrants, please contact UMB Bank, N.A. at (800) 884-4225.